Exhibit 99.1

	For:	J. Crew Group

	Contact:	James Scully
FOR IMMEDIATE RELEASE		Chief Financial Officer
(212) 209-8040

Allison Malkin
Integrated Corporate Relations
(203) 682-8225

J. CREW REPORTS FOURTH QUARTER

AND FISCAL YEAR FINANCIAL RESULTS;

FISCAL YEAR OPERATING INCOME INCREASES BY 105% TO $80 MILLION

NEW YORK (April 25, 2006) - J.Crew Group, Inc. today announced its financial results for the fourth quarter and fiscal year ended January 28, 2006.

Fourth Quarter Results

Consolidated revenues for the thirteen weeks ended January 28, 2006 increased by 10% to $290 million from $264 million last year. Stores sales (Retail and Factory) for the quarter increased by 10% to $201 million, with comparable store sales up 8%. Direct sales (Internet and Catalog) increased by 11% to $80 million.

Gross margin for the fourth quarter decreased to 37% from 39% last year, as a result of increased markdowns. Selling, general and administrative expenses (“SG&A”) during the quarter were $92 million (32% of revenues) compared to $82 million (31% of revenues) in the prior year. General and administrative expenses in the fourth quarter included a charge of $3 million for expenses incurred in connection with the proposed initial public offering and a $1 million gain from the settlement of the VISA/MasterCard antitrust litigation. Excluding these items SG&A as a percentage of revenues would have been consistent with the prior year at 31%.

Operating income decreased by $5 million to $15 million in the fourth quarter. The net loss for the fourth quarter was $6 million compared to last year’s $52 million, which included a $50 million loss on the refinancing of debt.

Full Year Results

Consolidated revenues for the fifty-two weeks ended January 28, 2006 increased by 19% to $953 million. Stores sales for the year increased by 16% to $670 million, primarily as a result of a comparable store sales increase of 13%. Direct sales increased by 28% to $254 million.

Gross margin for the year increased to 42% from 40% last year due to higher full price sell-through during the first half of the year.

Selling, general and administrative expenses for the year were $318 million (33% of revenues) compared to $287 million (36% of revenues) in the prior year. The decrease as a percentage of revenues was driven primarily by operating leverage due to the increase in comparable store sales.

Operating income for the year increased by $42 million or 105% to $80 million compared to $38 million last year, driven primarily by the strong sales trend across all channels.

Net income for the year was $4 million compared to a net loss of $100 million last year, which included a $50 million loss on the refinancing of debt. Excluding the financing transactions in fiscal 2004, the net loss in 2004 would have been $50 million, resulting in a $54 million increase in net income in 2005.

There were no outstanding borrowings under the Company’s working capital facility during fiscal 2004 and 2005.

J. Crew Group is a nationally recognized retailer of women’s and men’s apparel, shoes and accessories. The Company operates 164 retail stores, the J. Crew catalog business, jcrew.com, and 43 factory stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

J.Crew Group, Inc.

Summary of Operations

	Thirteen weeks ended		Fifty-two weeks ended
	1/28/06	1/29/05	1/28/06	1/29/05
	(Unaudited) ($ in millions)
Revenues	$290	$264	$953	$804
Cost of sales, including buying and occupancy costs	183	162	555	479

Gross profit	107	102	398	325
Selling, general and administrative expenses	92	82	318	287

Operating income	15	20	80	38
Interest expense	19	21	73	87
Loss on refinancing of debt	—	50	—	50

Income / (loss) before income taxes	(4)	(51)	7	(99)
Income taxes	2	1	3	1

Net income (loss)	$(6)	$(52)	$4	$(100)

Summary of Revenues

Stores (Retail and Factory)	$201	$183	$670	$580
Direct (Internet and Catalog)	80	72	254	198
Other	9	9	29	26

Total	$290	$264	$953	$804

Comp store sales	8%	17%	13%	16%

Number of stores:
Retail	159	156
Factory	44	41

J.Crew Group, Inc.

Summary Balance Sheet Data

	as of
	1/28/06	1/29/05
	(Unaudited) ($ in millions)
Assets
Cash	$61	$24
Inventories	116	88
Property and equipment, net	109	121
Other	51	45

Total	$337	$278

Liabilities and stockholders’ deficit
Current liabilities	$142	$130
Deferred credits	58	59
Long-term debt (a)	632	577
Preferred stock	93	93
Stockholders’ deficit	(588)	(581)

Total	$337	$278

	Fifty-two weeks ended
	1/28/06	1/29/05
	(Unaudited) ($ in millions)
Other Data

EBITDA (b)	$114	$75
Cash interest paid	(30)	(23)
Net change in assets and liabilities	(27)	7

Cash provided by operations	57	59

Capital expenditures	(22)	(13)

Cash provided by (used in) financing activities	3	(71)

Increase (decrease) in cash	$38	$(26)

(a)	Redeemable preferred stock of $312 million and $258 million is included in long-term debt at January 28, 2006 and January 29, 2005 respectively.
(b)	Earnings before interest, taxes, depreciation and amortization (EBITDA) should not be considered as an alternative to any measure of operating results as promulgated under generally accepted accounting principles, including operating income and net income. The Company uses EBITDA as a supplemental measure of cash flow. Management and investors often use EBITDA as a measure of a company’s ability to service its debt. Other companies may calculate EBITDA differently and therefore, our calculations are not necessarily comparable with similarly titled figures for other companies. EBITDA for the 52 weeks ended January 29, 2005 excludes a $50 million loss associated with financing transactions.